Exhibit 99.1

Momentus Receives Nasdaq Deficiency Notification Regarding Delayed Form 10-Q

SAN JOSE, Calif., May 30, 2024 – Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), a U.S. commercial space company that offers satellite buses, transportation, and other in-space infrastructure services, today announced that it received notice (the “Notice”) from the Nasdaq Capital Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed with the U.S. Securities and Exchange Commission (the “Commission”) the Company’s Form 10-Q for the period ended March 31, 2024, and because the Company has not filed its Form 10-K for the year ended December 31, 2023.

This notification has no immediate effect on the listing of the Company’s shares on Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq. The Company may submit a plan to regain compliance with these requirements by June 17, 2024. Any staff exception to allow the Company to regain compliance, if granted, will be limited to a maximum of 180 calendar days from the Form 10-K’s due date, or until October 14, 2024. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is working diligently and expects to file the Form 10-K and the Form 10-Q within the 60-day period described above, which would eliminate the need for the Company to submit a formal plan to regain compliance.

About Momentus Inc.

Momentus is a U.S. commercial space company that offers commercial satellite buses and in-space infrastructure services including in-space transportation, hosted payloads, and other in-orbit services.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the expected filing of the Company’s Form 10-K and Form 10-Q and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 8, 2023, as such factors may be updated from time to time in our other filings with the Commission, accessible on the Commission’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Investors: investors@momentus.space

Media: press@momentus.space